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[Sensormatic Logo]                                             Exhibit (e)(2)
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July 5, 2001

Tyco International Ltd.
Gibbons Building
10 Queens Street, Suite 301
Hamilton HM 11
Bermuda

Dear Sirs or Madams:

          You have requested information from Sensormatic Electronics Corporation (the "Company") in connection with your consideration of a possible transaction involving the Company (a "Transaction"). As a condition to our furnishing such information to you, we are requiring that you agree, as set forth below, to treat confidentially such information and any other information that the Company, its agents or its representatives (including attorneys and financial advisors) furnishes to you or your directors, officers, employees, agents, advisors, prospective bank or institutional lenders, affiliates or representatives of your agents, advisors or prospective lenders (all of the foregoing collectively referred to as "your Representatives"), whether furnished before or after the date of this letter, and all notes, analyses, compilations, studies or other documents, whether prepared by you or others, which contain or otherwise reflect such information (collectively, the "Evaluation Material").

          The term "Evaluation Material" does not include information which (i) becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was available to you on a non-confidential basis prior to its disclosure to you by the Company, its representatives or its agents, or (iii) becomes available to you on a non-confidential basis from a source other than the Company, its representatives or its agents, provided that such source is not bound by a confidentiality agreement with the Company, its representatives or its agents or otherwise prohibited from transmitting the information to you or your Representatives by a contractual, legal or fiduciary obligation.

          It is understood that you may disclose any of the Evaluation Material to those of your Representatives who require such material for the purpose of evaluating a possible Transaction (provided that such Representatives shall be informed by you of the confidential nature of the Evaluation Material). You agree that the Evaluation Material will be kept confidential by you and your Representatives and, except with the specific prior written consent of the Company or as expressly otherwise permitted by the terms hereof, will not be disclosed by you or your Representatives. You further agree that you and your Representatives will not use
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any of the Evaluation Material for any reason or purpose other than to evaluate a possible Transaction.

          Without the prior written consent of the Company, you and your Representatives will not disclose to any person (1) the fact that the Evaluation Material has been made available to you or that you have inspected any portion of the Evaluation Material, (2) the fact that any discussions or negotiations are taking place concerning a possible Transaction, or (3) any of the terms, conditions or other facts with respect to any possible Transaction, including the status thereof, unless and only to the extent that such disclosure (after making reasonable efforts to avoid such disclosure and after advising and consulting with the Company about your intention to make, and the proposed contents of, such disclosure) is, in the opinion of your counsel, required by applicable United States securities laws. The term "person" as used in this letter shall be broadly interpreted to include without limitation any corporation, company, partnership and individual.

          In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, it is agreed that you or such Representative, as the case may be, will provide the Company with prompt notice of such request(s) so that it may seek an appropriate protective order or other appropriate remedy and/or waive your or such Representative's compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, you or such Representative may furnish that portion (and only that portion) of the Evaluation Material which, in the written opinion of your counsel, you are legally compelled to disclose and will exercise your best efforts to obtain reliable assurance that confidential treatment will be accorded any Evaluation Material so furnished.

          In addition, you hereby acknowledge that you are aware (and that your Representatives who are apprised of this matter have been or will be advised) that the United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably forseeable that such person is likely to purchase or sell such securities.

          In view of the fact that the Evaluation Material consists of confidential and non-public information, you agree that for a period of two years from the date of this letter agreement, neither you nor any of your affiliates, alone or with others, will in any manner (1) acquire, agree to acquire, or make any proposal (or request permission to make any proposal) to acquire any securities (or direct or indirect rights, warrants or options to acquire any securities) or property of the Company (other than property transferred in the ordinary course of the Company's business), unless such acquisition, agreement or making of a proposal shall have been expressly first approved (or in the case of a proposal, expressly first invited) by the Company's Board of Directors, (2) solicit proxies from stockholders of the Company or otherwise seek to influence or control the management or policies of the Company or any of its affiliates or (3) assist, advise or encourage (including by knowingly providing or arranging financing for that purpose) any other person in doing any of the foregoing, provided that the foregoing shall not be applicable in the event that an ongoing offer shall have been made to

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acquire 30% or more of the voting securities of the Company by a party other than you or any of your affiliates and you have not in any manner assisted, advised or encouraged such party in making such offer. You further agree to cause each of your independent financial advisors to agree expressly in writing to the provisions of this Agreement (with such writing to be delivered to the Company), provided that the foregoing provisions of clauses (1), (2) and (3) of this paragraph shall not be applicable to any of such financial advisors (or affiliates thereof) acting in the capacity of financial advisor assisting or advising another party (other than any of your affiliates) so long as such financial advisor is and remains in compliance with the other provisions of this Agreement and has not initiated the interest of such other party in taking any of the actions referred to in clauses (1), (2) and (3) of this paragraph, and provided further that the foregoing shall not prevent any such financial advisor (or affiliate thereof) who is a registered broker-dealer customarily engaged in the arbitrage or trading business from (a) purchasing or selling securities of the Company in the ordinary course of such business in compliance with applicable law, with all trading decisions being made by individuals who have neither received any Evaluation Material nor become aware of the possibility of a Transaction or (b) making margin loans in the ordinary course of its business in connection with any such purchases of securities of the Company.

          You will promptly upon the written request of the Company deliver to the Company all documents or other matter furnished by the Company to you or your Representatives constituting Evaluation Material, together with all copies thereof in the possession of you or your Representatives. In the event of such request, all other documents or other matter constituting Evaluation Material in the possession of you or your Representatives will be destroyed, with any such destruction confirmed by you in writing to the Company.

          Although you understand that the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you further understand that neither the Company nor its agents or its representatives makes any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its agents or its representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material by you or such Representatives. Only those representations and warranties that may be made to you or your affiliates in a definitive written agreement for a Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, shall have any legal effect, and you agree that if you determine to engage in a Transaction such determination will be based solely on the terms of such written agreement and on your own investigation, analysis and assessment of the business to be acquired. Moreover, unless and until such a definitive written agreement is entered into, none of the Company, its affiliates or you will be under any legal obligation of any kind whatsoever with respect to such a Transaction except for the matters specifically agreed to in this Agreement. The agreements set forth in this Agreement may be modified or waived only by a separate writing signed by the Company and you expressly so modifying or waiving such agreements.

  In addition, you agree that, for a period of two years from the date of this letter agreement, neither you nor any of your affiliates will, without the prior written consent of the Company, directly or indirectly solicit or recruit for employment, or hire, any officer or employee of the Company with whom you or your representative have any contact in connection

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with any Transaction or any investigation performed in connection therewith. The foregoing restriction will not apply to any employee who is hired not less than 90 days following the termination of such person's employment with the Company, provided that such person is not solicited by or on behalf of you or any of your affiliates for employment at any time prior to the end of such 90-day period.

          You hereby agree to indemnify and hold harmless the Company from any damage, loss, cost or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by you or your Representatives of the Evaluation Material. You also acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by you or your Representatives and that any such breach would cause the Company irreparable harm. Accordingly, you also agree that in the event of any breach or threatened breach of this Agreement, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

          It is understood and agreed that no failure or delay by the company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect.

          If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our Agreement with respect to the subject matter hereof.

                                Very truly yours,

                                SENSORMATIC ELECTRONICS CORP.

                                By  /s/ Per-Olof Loof
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                                  Name:    Per-Olof Loof
                                  Title:   CEO


Confirmed and agreed to as of
the date first above written:

TYCO INTERNATIONAL LTD.

By  /s/ Mark Swartz
  ----------------------------
  Name:   Mark Swartz
  Title:  Executive Vice President and
          Chief Financial Officer

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